EXHIBIT 99.1
                               Press Release
                               _____________


For Immediate Release                            Contact:     Thomas A. Vento
                                                               President
                                                              Joseph R. Corrato
                                                               Executive Vice
                                                               President
                                                              (215) 755-1500


             PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES
                  PLAN TO OPEN NEW PHILADELPHIA BRANCH OFFICE

     Philadelphia, Pennsylvania (September 21, 2006) - Prudential Savings Bank, the wholly-owned subsidiary of Prudential Bancorp, Inc. of Pennsylvania (Nasdaq:PBIP), announced today that it has filed applications with the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation for approval to establish a new branch office. The new branch will be located at 28 North 3rd Street in Philadelphia and is anticipated to commence operations in the Spring of 2007.

     Tom Vento, President and Chief Executive Officer, stated "We are pleased to announce that we will establish a presence in the Old City section of Philadelphia. The area continues to experience significant revitalization and the opening of this branch presents a great opportunity for us to provide superior service to its residents and businesses. We plan to offer a complete line of consumer and commercial products, including business lines of credit and electronic banking capabilities. We're proud to have been a part of Philadelphia since the Bank's founding in 1886, and are very excited to expand our operations into this unique and historic neighborhood."

     Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

     This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary


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policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.


























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